Capital City Bank Group, Inc.

Reports Fourth Quarter and Full Year 2013 Results

TALLAHASSEE, Fla. (January 28, 2014) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $2.8 million, or $0.16 per diluted share for the fourth quarter of 2013, compared to net income of $1.6 million, or $0.09 per diluted share for the third quarter of 2013, and net income of $1.9 million, or $0.11 per diluted share, for the fourth quarter of 2012. For the full year 2013, the Company reported net income of $6.0 million, or $0.35 per diluted share, compared to net income of $0.1 million, or $0.01 per diluted share in 2012.

Compared to the third quarter of 2013, the increase in earnings reflects a lower loan loss provision of $0.2 million, an increase in noninterest income of $0.4 million, and lower income taxes of $0.9 million, partially offset by lower net interest income of $0.2 million and higher noninterest expense of $0.1 million. Compared to the fourth quarter of 2012, the increase in earnings was due to a lower loan loss provision of $2.4 million, higher noninterest income of $0.5 million, and lower income taxes of $0.6 million, partially offset by lower net interest income of $1.6 million and an increase in noninterest expense of $1.0 million.

For the full year 2013, the increase in earnings was driven by a lower loan loss provision of $12.7 million, higher noninterest income of $1.2 million, and lower noninterest expense of $1.8 million, partially offset by a reduction in net interest income of $6.6 million and higher income taxes of $3.2 million.

“Capital City finished the year strong with another quarter of consistent financial performance,” said William G. Smith, Chairman, President, and CEO of Capital City Bank Group. “While there is still work to be done, I am pleased with our continued progress. We reduced our nonperforming assets by 28%, grew earnings to $0.35 per share – up from $0.01 per share in 2012 – and rescinded our informal board resolutions, which are discussed further herein. Additionally, as of December 31, 2013, all deferred interest on our trust preferred securities was brought current. It is gratifying to know that we managed through this cycle without taking TARP or diluting our shareowners. Improving our credit quality will remain a primary area of focus in our 2014 strategy, as will continued efforts to right-size our expense base and identify new revenue opportunities. While the economic environment is improving, it is at a slow pace and we anticipate loan growth will remain challenging.  Our team has a lot of work ahead of us, but I am proud of our accomplishments and like our momentum as we head into 2014,” said Smith.

The Return on Average Assets was 0.43% and the Return on Average Equity was 4.33% for the fourth quarter of 2013. These metrics were 0.25% and 2.51% for the third quarter of 2013, and 0.29% and 2.95% for the fourth quarter of 2012, respectively.

For the full year of 2013, the Return on Average Assets was 0.24% and the Return on Average Equity was 2.40% compared to 0.00% and 0.04%, respectively, for 2012.

Discussion of Financial Condition

Average earning assets were $2.206 billion for the fourth quarter of 2013, an increase of $4.9 million, or 0.2%, from the third quarter of 2013 and an increase of $27.3 million, or 1.3%, over the fourth quarter of 2012.  The change in earning assets reflects an increase in short-term borrowings and a decline in other assets, partially offset by problem loan resolutions and lower deposits.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $411.6 million during the fourth quarter of 2013 compared to an average net overnight funds sold position of $412.1 million in the third quarter of 2013 and an average overnight funds sold position of $366.0 million in the fourth quarter of 2012.  The increase when compared to the fourth quarter of 2012 reflects the declining loan portfolio, partially offset by an increase in the investment portfolio.

Economic uncertainty and deleveraging by our clients continues to generate a historically high level of liquidity, which, given the current operating environment, is difficult to profitably deploy without taking inordinate risks. Where practical, we are working to lower the level of overnight funds by adding to our investment portfolio with short-duration securities and reducing deposit balances. We continue to use a fully-insured money market account which is offered by a third party and can serve as an alternative investment for some of our higher balance depositors while at the same time allowing us to maintain the account relationship. Until such time that attractive investment alternatives arise, we will continue to execute these strategies as well as seek other initiatives in an effort to lower our overnight fund balances.

When compared to the third quarter of 2013 and fourth quarter of 2012, average loans declined by $21.1 million and $103.4 million, respectively. Most loan categories have experienced declines with the reduction primarily in the commercial real estate and residential real estate categories. Our core loan portfolio continues to be impacted by normal amortization and payoffs that have outpaced our new loan production.

New loan production for 2013 was higher than 2012 as our efforts to stimulate loan growth are ongoing. Without compromising our credit standards or taking on inordinate interest rate risk, we have modified several lending programs in our business and commercial real estate areas to try and mitigate the significant impact that consumer and business deleveraging is having on our portfolio.

Nonperforming assets (nonaccrual loans and other real estate (“OREO”) totaled $85.0 million at year-end 2013, a decrease of $9.7 million, or 10.2% from the third quarter of 2013 and $32.6 million, or 27.7% from year-end 2012. Nonaccrual loans totaled $37.0 million at year-end 2013, a decrease of $4.7 million from the third quarter of 2013 and a decrease of $27.3 million from year-end 2012. Nonaccrual loan additions totaled $14.5 million in the fourth quarter of 2013 and $44.1 million for the full year 2013, which compares to $12.5 million and $61.1 million, respectively, for the same periods of 2012. The balance of OREO totaled $48.1 million at year-end 2013, a decrease of $4.9 million from the third quarter of 2013 and $5.4 million from year-end 2012. For the fourth quarter of 2013 we added properties totaling $3.5 million, sold properties totaling $7.4 million, recorded valuation adjustments totaling $0.8 million, and realized miscellaneous reductions totaling $0.2 million. For the full year 2013, we added properties totaling $24.5 million, sold properties totaling $25.9 million, recorded valuation adjustments totaling $3.6 million, and realized miscellaneous adjustments totaling $0.3 million. Nonperforming assets represented 3.26% of total assets at December 31, 2013, 3.77% at September 30, 2013, and 4.47% at December 31, 2012.

Average total deposits were $2.051 billion for the fourth quarter of 2013, a decrease of $8.6 million, or 0.4%, from the third quarter of 2013 and $0.2 million, or 0.01%, over the fourth quarter of 2012.  The decrease in deposits when compared to the third quarter of 2013 resulted primarily from the reduction in noninterest bearing demand accounts and money market accounts, partially offset by higher public funds and savings accounts. When compared to the fourth quarter of 2012, the slight decrease was a result of lower certificates of deposit and regular NOWs, partially offset by higher public funds and savings accounts.

The seasonal inflow of public funds started in the fourth quarter of 2013 and will continue through the first quarter of 2014. This is anticipated to increase the overnight funds position during the first quarter. Our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Our strategy is to manage the mix of our deposits rather than compete on rate, which enables us to maintain an exceptionally low cost of funds – 19 basis points in the fourth quarter and 20 basis points for the year 2013.

When compared to the third quarter of 2013 and fourth quarter of 2012, average borrowings increased by $7.1 million and $9.2 million, respectively, primarily as a result of higher repurchase agreement balances, partially offset by FHLB advance payoffs/amortization.

Equity capital was $276.4 million as of December 31, 2013, compared to $251.2 million as of September 30, 2013 and $246.9 million as of December 31, 2012. Our leverage ratio was 10.46%, 10.16%, and 9.90%, respectively, for these periods. Further, our risk-adjusted capital ratio of 17.94% at December 31, 2013 compares to 15.72% at December 31, 2012, and significantly exceeds the 10.0% threshold to be designated as “well-capitalized” under the risk-based regulatory guidelines. At December 31, 2013, our tangible common equity ratio was 7.58%, compared to 6.84% at September 30, 2013 and 6.35% at December 31, 2012. The increase in our tangible common equity ratio in the fourth quarter of 2013 was due to earnings and a favorable adjustment in the pension component of our other comprehensive income. The favorable adjustment in the pension component reflects (1) an increase in the plan discount rate, which drives a reduction in pension liabilities, and (2) an increase in the market value of plan assets.

Discussion of Operating Results

Tax equivalent net interest income for the fourth quarter of 2013 was $19.2 million compared to $19.4 million for the third quarter of 2013 and $20.7 million for the fourth quarter of 2012.  The decrease in tax equivalent net interest income compared to the prior periods was due to a reduction in loan income, primarily attributable to declining loan balances and unfavorable asset repricing, partially offset by a lower level of foregone interest on loans and higher loan fees.  For the full year 2013, tax equivalent net interest income totaled $78.3 million compared to $85.0 million for 2012 with the decline attributable to the factors mentioned above, partially offset by a reduction in the cost of funds.

Pressure on net interest income continues primarily as a result of the declining loan portfolio and the low rate environment.  Period end loan balances have declined by approximately $121.6 million since the fourth quarter of 2012. The low rate environment, although favorable to the repricing of deposits, continues to negatively impact the loan and investment portfolios. Increased lending competition in all markets has also unfavorably impacted the pricing for loans.

Lowering our cost of funds, to the extent we can, and continuing to shift the mix of our deposits will help to partially mitigate the unfavorable impact of weak loan demand and repricing, although the impact is expected to be minimal.

The net interest margin for the fourth quarter of 2013 was 3.45%, a decrease of four basis points from the third quarter of 2013, and a decline of 33 basis points from the fourth quarter of 2012.  The decrease in the margin for both comparable periods was attributable to the shift in our earning asset mix and unfavorable asset repricing. The average cost of funds was lower in the fourth quarter of 2013 when compared to the fourth quarter of 2012 by three basis points and remained unchanged from the third quarter of 2013.

The provision for loan losses for the fourth quarter of 2013 was $0.4 million compared to $0.6 million in the third quarter of 2013 and $2.8 million for the fourth quarter of 2012. For the full year 2013, the loan loss provision totaled $3.5 million compared to $16.2 million for 2012. The lower level of provision reflects continued favorable problem loan migration, lower loan losses, and overall improvement in key credit metrics. Net charge-offs for the fourth quarter of 2013 totaled $2.3 million, or 0.65% (annualized), of average loans compared to $2.8 million, or 0.78% (annualized), for the third quarter of 2013 and $3.8 million, or 1.00% (annualized), in the fourth quarter of 2012. For the full year 2013, net charge-offs totaled $9.5 million, or 0.66%, of average loans compared to $18.0 million, or 1.16%, for the same period of 2012. Lower charge-offs in our residential real estate and commercial real estate portfolios drove the decrease in loan losses comparing 2013 to 2012. At December 31, 2013, the allowance for loan losses of $23.1 million was 1.65% of outstanding loans (net of overdrafts) and provided coverage of 62% of nonperforming loans compared to 1.75% and 60%, respectively, at September 30, 2013, and 1.93% and 45%, respectively, at December 31, 2012.

Noninterest income for the fourth quarter of 2013 totaled $14.7 million, an increase of $0.4 million, or 2.6%, over the third quarter of 2013. The increase over the third quarter of 2013 reflects higher other income of $0.6 million and an increase in wealth management fees of $0.1 million, partially offset by lower mortgage banking fees of $0.2 million and deposit fees of $0.1 million. The increase in other income was driven by gains from the sale of OREO properties and the increase in wealth management fees was primarily due to improved account values for managed accounts on which fees are based. Mortgage banking fees declined due to a reduction in refinancing volume, which is attributable to the higher rate environment. The reduction in deposit fees was attributable to a slightly lower level of overdraft fees. Compared to the fourth quarter of 2012, noninterest income increased $0.6 million, or 3.9%, due to higher wealth management fees of $0.4 million, other income of $0.7 million, and bank card fees of $0.1 million, partially offset by lower deposit fees of $0.4 million and mortgage banking fees of $0.2 million. The increase in wealth management fees reflects increased retail client trading activity and growth in new accounts. A higher level of gains from the sale of OREO properties drove the increase in other income. Slightly higher spend volume drove the increase in bank card fees. The reduction in deposit fees was attributable to lower overdraft fees that were partially offset by a reduction in checking account losses. Mortgage banking fees declined due to a slowdown in refinancing volume that was partially offset by an increase in margin from sold loans. For the full year 2013, noninterest income totaled $56.4 million, a $1.2 million, or 2.2%, increase over 2012 due to higher wealth management fees of $1.0 million and other income of $0.9 million, partially offset by lower deposit fees of $0.5 million and mortgage banking fees of $0.1 million. Wealth management fees increased due to higher retail brokerage fees reflective of increased client trading activity and growth in new account openings. A higher level of gains from the sale of OREO properties drove the increase in other income. Deposit fees declined due to a lower level of overdraft fees, partially offset by higher business account analysis fees. Mortgage banking fees declined due to a slowdown in refinancing volume that was partially offset by an increase in margin from sold loans.

Noninterest expense for the fourth quarter of 2013 totaled $30.5 million, an increase of $0.1 million, or 0.2%, over the third quarter of 2013 attributable to higher compensation expense of $0.4 million, partially offset by lower other expense of $0.3 million. The increase in compensation was attributable to higher pension plan expense of $0.3 million and stock compensation expense of $0.1 million. The reduction in other expense was due to lower professional fees of $0.2 million and advertising fees of $0.1 million. The higher level of pension expense reflects a cumulative adjustment made in the third quarter to reduce year-to-date pension expense to reflect the final numbers as provided by our actuaries. Stock compensation expense increased due to a higher level of performance for our stock award plans. The reduction in professional fees reflects a decrease in internal audit fees and consulting engagement fees. Higher costs in the third quarter due to the roll-out of our mobile remote deposit capture product drove the favorable variance in advertising fees. Compared to the fourth quarter of 2012, noninterest expense increase by $1.0 million, or 3.5%, primarily attributable to higher compensation expense of $0.8 million and OREO expense of $0.2 million. The increase in compensation reflects a $0.4 million increase in expense for cash based incentive plans, and higher pension plan expense of $0.3 million and stock compensation expense of $0.1 million. A higher level of valuation adjustments for OREO properties drove the increase in OREO expense. The increase in pension plan expense reflects the utilization of a lower discount rate assumption for our pension plans and the increase in stock compensation was driven by a higher level of company performance. For the full year 2013, noninterest expense totaled $122.7 million, a decrease of $1.8 million, or 1.5% from 2012, reflective of declines in OREO expense of $1.9 million, other expense of $0.9 million, occupancy of $0.7 million, and intangible amortization expense of $0.2 million, partially offset by higher compensation of $1.9 million. OREO expense decreased due to lower carrying costs and valuation adjustments reflecting improving property values in our markets. Lower legal fees supporting loan collection as well as a decline in professional fees drove the reduction in other expense. Declines were realized in most of the occupancy expense categories and were generally driven by stronger cost controls and other cost reduction initiatives. The decrease in intangible amortization reflects the full amortization of our remaining core deposit intangible asset in early 2013. The higher level of compensation expense was attributable to an increase in our pension plan expense of $1.0 million and stock compensation expense of $0.9 million, both due to the same aforementioned reasons.

We realized income tax expense of $5,000 in the fourth quarter of 2013 compared to $0.9 million for the third quarter of 2013 and $0.6 million for the fourth quarter of 2012.  The resolution of certain tax contingencies in the fourth quarter of 2013 and 2012 favorably impacted income tax expense. For the full year 2013, we realized income tax expense of $1.9 million compared to an income tax benefit of $1.3 million for 2012.  The increase in the tax provision year over year was driven by higher operating profits.

Regulatory Matter

During the fourth quarter of 2013, the Company rescinded the informal board resolutions adopted by the Company’s Board of Directors in February 2010 at the request of the Federal Reserve. In addition, the informal board resolutions previously adopted by Capital City Bank’s Board of Directors in April 2012, at the request of the Federal Reserve, was also rescinded. These sets of board resolutions had restricted Capital City Bank’s ability to declare or pay dividends to the Company and had restricted the Company’s ability to incur any new debt or refinance existing debt, declare any dividends on its common stock, make payments on its trust preferred securities, and redeem shares of its common stock. By rescinding both sets of board resolutions, the Company and the Capital City Bank are no longer operating under these restrictions. While we remain committed to resuming dividend payments to our shareowners, our Board of Directors has not made any decision as to when dividend payments will resume.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded bank holding companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 63 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions, including the estimate used for the Company’s loan loss provision and deferred tax valuation allowance; legislative or regulatory changes, including the Dodd-Frank Act and Basel III; the strength of the U.S. economy and the local economies where the Company conducts operations; the frequency and magnitude of foreclosure of the Company’s loans; restrictions on our operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; the effects of security breaches and computer viruses that may affect the Company’s computer systems; the Company’s need and our ability to incur additional debt or equity financing; a decrease to the market value of the Company that could result in an impairment of goodwill; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.

EARNINGS HIGHLIGHTS

Unaudited

		Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	Dec 31, 2013	Sep 30, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
EARNINGS
Net Income	$2,772	$1,591	$1,874	$6,045	$108
Net Income Per Common Share	$0.16	$0.09	$0.11	$0.35	$0.01
PERFORMANCE
Return on Average Assets	0.43%	0.25%	0.29%	0.24%	0.00%
Return on Average Equity	4.33%	2.51%	2.95%	2.40%	0.04%
Net Interest Margin	3.45%	3.49%	3.78%	3.54%	3.81%
Noninterest Income as % of Operating Revenue	43.85%	42.82%	40.81%	42.25%	39.66%
Efficiency Ratio	90.22%	90.42%	84.68%	91.09%	88.72%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	16.56%	15.60%	14.35%	16.56%	14.35%
Total Capital Ratio	17.94%	16.97%	15.72%	17.94%	15.72%
Tangible Common Equity Ratio	7.58%	6.84%	6.35%	7.58%	6.35%
Leverage Ratio	10.46%	10.16%	9.90%	10.46%	9.90%
Equity to Assets	10.58%	9.99%	9.37%	10.58%	9.37%
ASSET QUALITY
Allowance as % of Non-Performing Loans	62.48%	60.00%	45.42%	62.48%	45.42%
Allowance as a % of Loans	1.65%	1.75%	1.93%	1.65%	1.93%
Net Charge-Offs as % of Average Loans	0.65%	0.78%	1.00%	0.66%	1.16%
Nonperforming Assets as % of Loans and ORE	5.87%	6.38%	7.47%	5.87%	7.47%
Nonperforming Assets as % of Total Assets	3.26%	3.77%	4.47%	3.26%	4.47%
STOCK PERFORMANCE
High	$12.69	$13.08	$11.91	$13.08	$11.91
Low	11.33	11.06	9.04	10.12	6.35
Close	11.77	11.78	11.37	11.77	11.37
Average Daily Trading Volume	$28,682	$18,380	$20,045	$21,708	$26,622

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Unaudited

	2013				2012
(Dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
ASSETS
Cash and Due From Banks	$55,209	$51,136	$67,811	$52,677	$66,238
Funds Sold and Interest Bearing Deposits	474,719	358,869	391,457	461,714	443,494
Total Cash and Cash Equivalents	529,928	410,005	459,268	514,391	509,732

Investment Securities - Available-for-Sale	251,420	271,838	350,614	307,502	296,985
Investment Securities - Held-to-Maturity	148,211	97,309	—	—	—
Total Investment Securities	399,631	369,147	350,614	307,502	296,985

Loans Held for Sale	11,065	13,822	15,362	11,422	14,189

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	126,607	123,253	126,931	125,905	139,850
Real Estate - Construction	31,012	31,454	35,823	37,948	37,512
Real Estate - Commercial	533,871	570,736	581,501	599,517	613,625
Real Estate - Residential	303,618	305,811	302,254	304,786	310,439
Real Estate - Home Equity	227,922	230,212	232,530	233,205	236,263
Consumer	156,718	148,321	142,620	146,043	150,728
Other Loans	6,074	5,220	5,904	5,187	11,547
Overdrafts	2,782	2,835	2,554	2,307	7,149
Total Loans, Net of Unearned Interest	1,388,604	1,417,842	1,430,117	1,454,898	1,507,113
Allowance for Loan Losses	(23,095)	(25,010)	(27,294)	(27,803)	(29,167)
Loans, Net	1,365,509	1,392,832	1,402,823	1,427,096	1,477,946

Premises and Equipment, Net	103,385	103,702	104,743	105,883	107,092
Intangible Assets	84,843	84,891	84,937	84,985	85,053
Other Real Estate Owned	48,071	53,018	55,087	58,421	53,426
Other Assets	69,471	87,055	89,024	95,613	89,561
Total Other Assets	305,770	328,666	333,791	344,902	335,132

Total Assets	$2,611,903	$2,514,472	$2,561,858	$2,605,313	$2,633,984

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$641,463	$626,114	$644,739	$616,017	$609,235
NOW Accounts	794,746	668,240	706,101	765,030	842,435
Money Market Accounts	268,449	283,338	287,340	299,118	267,766
Regular Savings Accounts	211,668	211,174	204,594	200,492	184,541
Certificates of Deposit	219,922	228,020	228,349	233,325	241,019
Total Deposits	2,136,248	2,016,886	2,071,123	2,113,982	2,144,996

Short-Term Borrowings	51,321	51,918	46,081	50,682	47,435
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	38,043	40,244	41,251	41,224	46,859
Other Liabilities	47,004	91,369	91,227	87,930	84,918

Total Liabilities	2,335,503	2,263,304	2,312,569	2,356,705	2,387,095

SHAREOWNERS' EQUITY
Common Stock	174	173	173	173	172
Additional Paid-In Capital	41,152	40,481	40,210	39,580	38,707
Retained Earnings	243,614	240,842	239,251	238,408	237,569
Accumulated Other Comprehensive Loss, Net of Tax	(8,540)	(30,328)	(30,345)	(29,553)	(29,559)

Total Shareowners' Equity	276,400	251,168	249,289	248,608	246,889

Total Liabilities and Shareowners' Equity	$2,611,903	$2,514,472	$2,561,858	$2,605,313	$2,633,984

OTHER BALANCE SHEET DATA
Earning Assets	$2,274,019	$2,159,680	$2,187,549	$2,235,537	$2,261,781
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	—	—	—	—	19
Other	32	80	126	174	223
Interest Bearing Liabilities	1,647,036	1,545,821	1,576,601	1,652,758	1,692,942

Book Value Per Diluted Share	$15.85	$14.44	$14.36	$14.35	$14.31
Tangible Book Value Per Diluted Share	10.98	9.56	9.47	9.44	9.38

Actual Basic Shares Outstanding	17,361	17,336	17,336	17,319	17,232
Actual Diluted Shares Outstanding	17,443	17,396	17,372	17,326	17,259

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Unaudited

						Twelve Months Ended
	2013				2012	December 31,
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	2013	2012
INTEREST INCOME
Interest and Fees on Loans	$19,057	$19,264	$19,709	$20,154	$20,756	$78,184	$85,394
Investment Securities	760	717	710	704	808	2,891	3,340
Funds Sold	259	269	279	270	223	1,077	946
Total Interest Income	20,076	20,250	20,698	21,128	21,787	82,152	89,680

INTEREST EXPENSE
Deposits	314	335	367	415	429	1,431	2,108
Short-Term Borrowings	46	46	61	82	69	235	196
Subordinated Notes Payable	400	339	342	339	351	1,420	1,477
Other Long-Term Borrowings	320	330	333	347	383	1,330	1,587
Total Interest Expense	1,080	1,050	1,103	1,183	1,232	4,416	5,368
Net Interest Income	18,996	19,200	19,595	19,945	20,555	77,736	84,312
Provision for Loan Losses	397	555	1,450	1,070	2,766	3,472	16,166
Net Interest Income after Provision for Loan Losses	18,599	18,645	18,145	18,875	17,789	74,264	68,146

NONINTEREST INCOME
Deposti Fees	6,398	6,474	6,217	6,165	6,764	25,254	25,792
Bank Card Fees	2,656	2,715	2,754	2,661	2,612	10,786	10,783
Wealth Management Fees	2,233	2,130	1,901	1,915	1,818	8,179	7,181
Mortgage Banking Fees	654	869	968	1,043	910	3,534	3,600
Data Processing Fees	689	662	670	653	671	2,674	2,713
Securities Transactions	3	—	—	—	—	3	—
Other	2,040	1,456	1,339	1,151	1,343	5,986	5,116
Total Noninterest Income	14,673	14,306	13,849	13,588	14,118	56,416	55,185

NONINTEREST EXPENSE
Compensation	16,583	16,158	16,647	16,739	15,772	66,127	64,242
Occupancy, Net	4,349	4,403	4,161	4,418	4,429	17,331	18,055
Intangible Amortization	48	46	48	68	108	210	431
Other Real Estate	2,099	2,148	2,408	2,884	1,900	9,539	11,428
Other	7,416	7,678	7,318	7,091	7,259	29,503	30,403
Total Noninterest Expense	30,495	30,433	30,582	31,200	29,468	122,710	124,559

OPERATING PROFIT (LOSS)	2,777	2,518	1,412	1,263	2,439	7,970	(1,228)
Income Tax Expense (Benefit)	5	927	569	424	564	1,925	(1,336)
NET INCOME	$2,772	$1,591	$843	$839	$1,875	$6,045	$108

PER SHARE DATA
Basic Income	$0.16	$0.09	$0.05	$0.05	$0.11	$0.35	$0.01
Diluted Income	$0.16	$0.09	$0.05	$0.05	$0.11	$0.35	$0.01
AVERAGE SHARES
Basic	17,341	17,336	17,319	17,302	17,229	17,325	17,205
Diluted	17,423	17,396	17,355	17,309	17,256	17,399	17,220

CAPITAL CITY BANK GROUP, INC.

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

Unaudited

	2013	2013	2013	2013	2012
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$25,010	$27,294	$27,803	$29,167	$30,222
Provision for Loan Losses	397	555	1,450	1,070	2,766
Net Charge-Offs	2,312	2,839	1,959	2,434	3,821
Balance at End of Period	$23,095	$25,010	$27,294	$27,803	$29,167
As a % of Loans	1.65%	1.75%	1.89%	1.90%	1.93%
As a % of Nonperforming Loans	62.48%	60.00%	65.66%	61.17%	45.42%

CHARGE-OFFS
Commercial, Financial and Agricultural	$337	$138	$119	$154	$166
Real Estate - Construction	72	278	110	610	227
Real Estate - Commercial	676	882	1,050	1,043	468
Real Estate - Residential	921	1,178	1,053	683	2,877
Real Estate - Home Equity	362	362	322	113	745
Consumer	430	674	351	296	488
Total Charge-Offs	$2,798	$3,512	$3,005	$2,899	$4,971

RECOVERIES
Commercial, Financial and Agricultural	$33	$87	$38	$51	$87
Real Estate - Construction	—	1	—	—	7
Real Estate - Commercial	14	167	144	38	468
Real Estate - Residential	179	167	396	96	83
Real Estate - Home Equity	39	13	224	18	250
Consumer	221	238	244	262	255
Total Recoveries	$486	$673	$1,046	$465	$1,150

NET CHARGE-OFFS	$2,312	$2,839	$1,959	$2,434	$3,821

Net Charge-Offs as a % of Average Loans(1)	0.65%	0.78%	0.54%	0.66%	1.00%

RISK ELEMENT ASSETS
Nonaccruing Loans	$36,964	$41,682	$41,566	$45,448	$64,222
Other Real Estate Owned	48,071	53,018	55,087	58,421	53,426
Total Nonperforming Assets	$85,035	$94,700	$96,653	$103,869	$117,648

Past Due Loans 30-89 Days	$7,746	$8,427	$9,017	$9,274	$9,934
Past Due Loans 90 Days or More	—	—	—	—	—
Performing Troubled Debt Restructuring's	$44,764	$50,692	$52,729	$53,108	$47,474

Nonperforming Loans as a % of Loans	2.64%	2.91%	2.88%	3.10%	4.22%
Nonperforming Assets as a % of
Loans and Other Real Estate	5.87%	6.38%	6.44%	6.81%	7.47%
Nonperforming Assets as a % of Total Assets	3.26%	3.77%	3.77%	3.99%	4.47%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.

AVERAGE BALANCE AND INTEREST RATES(1)

Unaudited

	Fourth Quarter 2013			Third Quarter 2013			Second Quarter 2013			First Quarter 2013			Fourth Quarter 2012			Dec 2013 YTD			Dec 2012 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,414,909	19,121	5.36%	$1,436,039	19,345	5.34%	$1,456,904	19,790	5.45%	$1,496,432	20,228	5.48%	$1,518,280	20,837	5.46%	$1,450,806	$78,484	5.41%	$1,556,565	$85,780	5.51%

Investment Securities
Taxable Investment Securities	255,298	608	0.86	232,094	568	0.95	225,770	578	1.02	215,087	590	1.10	219,985	697	1.26	232,173	2,344	0.94	223,429	2,912	1.27
Tax-Exempt Investment Securities	124,501	233	0.74	121,119	223	0.73	104,981	200	0.76	80,946	174	0.86	74,647	172	0.92	108,042	830	0.76	65,560	658	1.00

Total Investment Securities	379,799	841	0.88	353,213	791	0.89	330,751	778	0.94	296,033	764	1.04	294,632	869	1.17	340,215	3,174	0.93	288,989	3,570	1.23

Funds Sold	411,578	259	0.25	412,138	269	0.26	419,039	279	0.27	448,424	270	0.24	366,034	223	0.24	422,665	1,077	0.25	384,067	946	0.25

Total Earning Assets	2,206,286	$20,221	3.64%	2,201,390	$20,405	3.68%	2,206,694	$20,847	3.79%	2,240,889	$21,262	3.85%	2,178,946	$21,929	4.00%	2,213,686	$82,735	3.74%	2,229,621	$90,296	4.05%

Cash and Due From Banks	48,519			51,640			49,081			50,679			51,344			49,978			48,924
Allowance for Loan Losses	(25,612)			(27,636)			(29,012)			(30,467)			(30,605)			(28,167)			(30,959)
Other Assets	324,460			333,001			337,765			337,579			334,326			333,165			342,587

Total Assets	$2,553,653			$2,558,395			$2,564,528			$2,598,680			$2,534,011			$2,568,662			$2,590,173

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$697,468	$95	0.05%	$676,855	$107	0.06%	$716,459	$124	0.07%	$788,660	$156	0.08%	$714,682	$131	0.07%	$719,493	$482	0.07%	$771,617	$634	0.08%
Money Market Accounts	279,608	50	0.07	284,920	53	0.07	289,637	54	0.07	282,847	54	0.08	275,458	57	0.08	284,245	211	0.07	280,165	255	0.09
Savings Accounts	211,761	27	0.05	207,631	26	0.05	202,784	25	0.05	193,033	23	0.05	182,760	23	0.05	203,864	101	0.05	175,712	87	0.05
Time Deposits	224,500	142	0.25	231,490	149	0.26	231,134	164	0.29	238,441	182	0.31	247,679	218	0.35	231,354	637	0.28	267,263	1,132	0.42
Total Interest Bearing Deposits	1,413,337	314	0.09%	1,400,896	335	0.09%	1,440,014	367	0.10%	1,502,981	415	0.11%	1,420,579	429	0.12%	1,438,956	1,431	0.10%	1,494,757	2,108	0.14%

Short-Term Borrowings	58,126	46	0.31%	49,919	46	0.37%	52,399	61	0.47%	55,255	82	0.60%	45,893	69	0.59%	53,922	235	0.44%	52,178	196	0.38%
Subordinated Notes Payable	62,887	400	2.49	62,887	339	2.11	62,887	342	2.15	62,887	339	2.15	62,887	351	2.19	62,887	1,420	2.23	62,887	1,477	2.31
Other Long-Term Borrowings	39,676	320	3.19	40,832	330	3.21	40,942	333	3.26	42,898	347	3.29	42,673	383	3.57	41,077	1,330	3.24	41,513	1,587	3.82

Total Interest Bearing Liabilities	1,574,026	$1,080	0.27%	1,554,534	$1,050	0.27%	1,596,242	$1,103	0.28%	1,664,021	$1,183	0.29%	1,572,032	$1,232	0.31%	1,596,842	$4,416	0.28%	1,651,335	$5,368	0.33%

Noninterest Bearing Deposits	637,533			658,602			627,633			599,986			630,520			631,117			610,915
Other Liabilities	88,095			93,642			90,168			85,116			78,442			89,276			74,963

Total Liabilities	2,299,654			2,306,778			2,314,043			2,349,123			2,280,994			2,317,235			2,337,213

SHAREOWNERS' EQUITY:	253,999			251,617			250,485			249,557			253,017			251,427			252,960

Total Liabilities and Shareowners' Equity	$2,553,653			$2,558,395			$2,564,528			$2,598,680			$2,534,011			$2,568,662			$2,590,173

Interest Rate Spread		$19,141	3.36%		$19,355	3.41%		$19,744	3.51%		$20,079	3.56%		$20,697	3.69%		$78,319	3.46%		$84,928	3.72%

Interest Income and Rate Earned(1)		20,221	3.64		20,405	3.68		20,847	3.79		21,262	3.85		21,929	4.00		82,735	3.74		90,296	4.05
Interest Expense and Rate Paid(2)		1,080	0.19		1,050	0.19		1,103	0.20		1,183	0.21		1,232	0.22		4,416	0.20		5,368	0.24

Net Interest Margin		$19,141	3.45%		$19,355	3.49%		$19,744	3.59%		$20,079	3.64%		$20,697	3.78%		$78,319	3.54%		$84,928	3.81%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2) Rate calculated based on average earning assets.